Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement is made as of September 11, 2001 (the “Effective Date”), by and between Michael Levine (the “Executive”) and META Group, Inc. and any of its subsidiaries, divisions and affiliates, and its and their predecessors, successors and assigns (the “Company”).

WHEREAS, the Company desires to retain the services of the Executive;

WHEREAS, the Executive has certain experience and expertise that qualify him to provide the skills required by the Company;

WHEREAS, the Executive desires to be employed by the Company;

WHEREAS, the Executive and the Company deem it in their respective best interests to enter into an agreement providing for the employment of the Executive as the Company’s President, subject to the terms and conditions hereinafter set forth; and

NOW, THEREFORE, in consideration of the foregoing and the agreements herein contained, the parties hereto hereby agree as follows:

1.             Employment.  Subject to the terms and conditions set forth in this Agreement, the Company offers and the Executive hereby accepts full-time employment, effective as of September 11, 2001 (such date being referred to herein as the “Effective Date”).

2.             Term.  Subject to earlier termination as provided in Section 5 hereof, this Agreement shall continue for an indefinite term commencing on the Effective Date (“Term”) and shall be on an “at-will” basis, which means that either the Executive or a majority of the Company’s Board of Directors (the “Board”) may terminate the employment relationship and this Agreement at any time, for any or no reason, with or without Cause (as defined below).

3.             Capacity and Performance.  During the term hereof, the Executive shall serve the Company as its President and/or in any other position that may be assigned to him by the Board.  The Executive shall report to the Company’s Board.  For so long as he is President of the Company and not a member of the Board, Executive shall have Board meeting attendance rights except for executive sessions of the Board and subject to the right of the Board to request Executive to excuse himself from certain portions of such meetings.  The Executive shall comply with and perform, faithfully, diligently and to the best of his ability, such directions and duties in relation to the Company’s business and affairs as the Board may from time to time vest in or request of him.  Such duties and responsibilities shall include, but not be limited to, responsibility for Sales, Marketing and Product Development.  The Executive shall devote substantially all of his business time, attention and energies to the Company’s business and shall not engage in any other business activity (without the Board’s written approval), whether or not for profit or other pecuniary advantage, that may conflict with the performance of his duties hereunder.

4.             Compensation and Benefits.  As compensation for the Executive satisfactorily performing his duties and obligations hereunder to the Company and subject to the provisions of Section 5, the Executive shall receive:

4.1.          Base Salary.  The Executive will receive his base salary paid at a rate $24,166.66 per month, subject to any upward modification resulting from his performance review as approved by the Compensation Committee of the Board (at least annually) (the “Base Salary”).  The Base Salary shall be payable in accordance with the customary payroll practices of the Company as may be established or modified from time to time.  Currently, salaries are paid on a bi-weekly basis.

4.2.          Signing Bonus. On the Company’s first regularly scheduled payroll payment date immediately following Executive’s commencement of employment with the Company, Executive shall be paid (i) a one-time signing bonus (“Signing Bonus”) in the amount of $48,333.32 (two months’ initial Base Salary) and (ii) reimbursement of all reasonable legal fees and expenses of Executive associated with the negotiation of this Agreement and related matters not to exceed $3,000; provided that, to the extent permitted by applicable law, Executive shall be required to repay the Signing Bonus to the Company in the event that during the first year after the Effective Date Executive terminates his employment with the Company or if the Company terminates his employment with the Company for Cause.  To the extent permitted by applicable law, the Executive agrees that the Company may offset amounts otherwise owed to Executive to recover the Signing Bonus.

4.3           Performance Bonus. During the Term hereof, the Executive will be eligible to receive an annual performance bonus in accordance with the following:

(a.)          Subject to Section 4.3(d), the target bonus amount for the fiscal year ending December 31, 2002 is $290,000 based on achievement of 100% of specified goals set in advance by the Compensation Committee of the Company’s Board (“Compensation Committee”), as established in their sole discretion after receiving recommendations from management of the Company.  If in the determination of the Compensation Committee, Executive achieves between 70% and 100% of the specified goals, except as set forth in Section 4.3(b), any bonus shall be prorated between $0 and $290,000.  If in the determination of the Board, the Executive achieves less than 70% of the specified goals, except as set forth in Section 4.3(b), the Executive will receive no bonus.

(b.)          Subject to Section 4.3(d), the Compensation Committee guarantees a bonus of at least $145,000 for the fiscal year ending December 31, 2002 (with the remainder, if any, to be determined by the Compensation Committee in its sole discretion).

(c.)          Subject to Section 4.3(d), the Compensation Committee guarantees a bonus for the fiscal year ending December 31, 2001 in an amount to be determined by the following formula:

$290,000 x A/B, where A equates to the number of days from the Effective Date through December 31, 2001 and B equates to 365 days.

(d.)          The foregoing is subject to the Company’s bonus policy and will be paid, if at all, at the same time and in the same manner as bonuses for the comparable period are paid to the Company’s other senior executive officers.  All bonus payments shall be payable in accordance with the Company’s customary bonus practices as established or modified from time to time.  If Executive is in compliance with the last sentence of this Section 4.3(d), the guaranteed bonuses set forth in Sections 4.3(b) and 4.3(c) shall be paid notwithstanding anything to the contrary in the bonus policy or practices of the Company referred to in the immediately preceding two sentences of this Section 4.3(d).  In addition, the bonus which may be paid, if at all, pursuant to (i) Section 4.3(a) and (b) shall be subject in all cases to Executive’s continued employment with the Company through December 31, 2002 and (ii) Section 4.3(c) shall be subject in all cases to Executive’s continued employment with the Company through December 31, 2001.

4.4.          Benefits.  During the Term hereof and subject to any contribution therefor generally required of the Company, the Executive shall be eligible to participate in all employee benefits plans as from time to time adopted by the Company and in effect for executives of the Company in similar positions, with such eligibility commencing on a date no later than October 1, 2001 (except with respect to participation in the Company’s Employee Stock Purchase Plan, with respect to which the next enrollment period commences in December 2001).  Such participation shall be subject to (i) the terms of the applicable plan documents, (ii) generally applicable Company policies, and (iii) the discretion of the Company and/or the Board or any administrative or other committee provided for in or contemplated by such plan.  The Company’s current plans and policies shall govern all other benefits.  The Company may alter, modify, add to, or delete its employee benefits plans and/or policies at any time as the Company and/or the Board (and any committee thereof), in their sole judgment, determines to be appropriate.

4.5.          Business Expenses.  The Company shall pay or reimburse the Executive for all reasonable business expenses incurred or paid by the Executive in the performance of his duties and responsibilities hereunder, subject to (i) any expense policy set by the Company as may be modified from time to time, and (ii) such reasonable substantiation and documentation requirements as may be specified by the Company from time to time.

4.6.          Relocation Expenses; Stipend for Commuting Expenses.  For any single relocation undertaken by Executive (during his employment with the Company and during the two years after the Effective Date) to a location geographically closer to Stamford, Connecticut (or such other location that is the then current-headquarters of the Company) than Executive’s current residence (the “Relocation”), Company will reimburse all normal and reasonable relocation costs to the Executive including costs associated with the sale of his home and purchase of a new home, moving of Executive’s cars and all household effects, including packing, moving, insurance, storage and unpacking.  The Executive shall use his best efforts to minimize the costs by obtaining, in each instance, terms which are as favorable as those which the Executive would negotiate if he were to pay for such expenses directly himself.  Further, the Executive agrees to provide suitable and accurate documentation evidencing such costs incurred, and the Company shall provide reimbursement within a reasonable time after the receipt of such documentation.  For the period beginning on the Effective Date and ending on the earlier of (a) the date which is two years after the Effective Date and (b) the date of the Relocation, Company will pay to Executive a stipend of $1,500 per month during his employment with the Company (which is intended to be used to defray commuting expenses).

                                4.7.          Equity.  Subject to the approval of the Compensation Committee and the terms, conditions and restrictions of the Stock Plan (as defined below) and the incentive stock option agreement to be executed by the Executive and the Company attached as Exhibit A hereto (the “META Group, Inc. Incentive Stock Option Agreement”), the Company will grant the Executive an option to purchase 175,000 shares of the Company’s common stock granted as of the Effective Date at an exercise price per share equal to the fair market value on the Effective Date, with such options granted as incentive stock options to the maximum extent possible.  If the Executive remains employed with the Company as its President and is performing satisfactorily and in accordance with his obligations under this Agreement, the Compensation Committee of the Board will determine whether Executive will be granted any subsequent options to purchase Company common stock.

5.             Termination of Employment.  Notwithstanding the provisions of Section 2 hereof, the Executive's employment and this Agreement shall terminate prior to the expiration of the Term of this Agreement under the following circumstances:

5.1.          Death or Disability.  In the event of the Executive's death or Disability (as defined in Section 10B of the Amended and Restated 1995 Stock Plan, as the same may be amended or amended and restated from time to time (the “Stock Plan”)) during the Term hereof, the Executive's employment and this Agreement shall immediately and automatically terminate and the Company shall pay to the Executive (or in the case of death, the Executive's designated beneficiary or, if no beneficiary has been designated by the Executive, his estate), any Base Salary and vacation earned but unpaid through the date of death or Disability.  To the extent the Executive qualifies for either short term disability and/or long term disability insurance in accordance with the terms and conditions of the Company’s plans, the Company may offset any such insurance payments against any Base Salary paid to the Executive (including any such payment made pursuant to this section).

5.2.          By the Company for Cause.

(a) Upon approval of a majority of the Board, the Board may terminate the Executive's employment and this Agreement for Cause at any time during the Term hereof.  The Board and/or Company shall thereafter have no further obligation or liability to the Executive relating to the Executive's employment or this Agreement, other than Base Salary and vacation earned but unpaid through the date of termination.

(b) The following events or conditions shall constitute “Cause” for termination:  (i) the substantial and continuing failure of the Executive, after notice thereof, to render services to the Company or any Related Corporation (as that term is defined in the Stock Plan) in accordance with the terms or requirements of his employment; (ii) disloyalty, gross negligence, willful misconduct, dishonesty or breach of fiduciary duty to the Company or any Related Corporation; (iii) the commission of an act of embezzlement or fraud; (iv) deliberate disregard of the rules or policies of the Company or any Related Corporation which results in direct or indirect loss, damage or injury to the Company or any Related Corporation; (v) the unauthorized disclosure of any trade secret or confidential information of the Company or any Related Corporation; or (vi) the commission of an act which constitutes unfair competition with the Company or any Related Corporation or which induces any customer or supplier to breach a contract with the Company or any Related Corporation.

5.3.          By the Company other than for Cause.

(a.)          Upon approval of a majority of the Board, the Board may terminate the Executive's employment and this Agreement other than for Cause at any time during the Term hereof.  In the event of such termination, the Executive will be eligible for the following:

(i)            A continuation of his salary for six months to be paid at his Base Salary rate as of his termination date.  Any salary continuation payments shall be paid in accordance with the Company’s normal payroll practice as modified from time to time.

(ii)           If Executive elects to continue medical insurance coverage after his termination date in accordance with the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), then the Company shall pay the portion of Executive's monthly premium payments customarily paid by the Company for employees through the salary continuation period, or until Executive accepts other employment, whichever occurs first.  Thereafter, Executive will be responsible for any and all payments for the elected period of continued health insurance coverage under COBRA.

(b.)          The Company’s obligation to pay any severance amount and benefit hereunder shall be subject to and conditioned upon the Executive’s execution of a comprehensive release of claims satisfactory to the Company.  Such release will provide for a 7-day revocation period if required by applicable law (the “Revocation Period”).  Notwithstanding the above, if any severance payments or acceleration would otherwise be paid or be triggered on a date prior to the expiration of the Revocation Period, such payment or acceleration shall instead be paid/triggered on the business day immediately following the expiration of the Revocation Period (provided that no revocation right has been exercised by Executive).

5.4.          By the Executive.  If the Executive terminates this Agreement and/or his employment with the Company for any reason other than death or Disability, the Company shall have no further obligation or liability to the Executive relating to the Executive’s employment or this Agreement, other than for any Base Salary and vacation earned but unpaid through the termination date.

6.             Effect of Termination.  The provisions of this Section 6 shall apply in the event of termination of this Agreement and/or the Executive’s employment pursuant to Sections 2 or 5.

6.1.          Payment in Full.  Payment by the Company to the Executive of any Base Salary and other compensation amounts as provided and referenced herein shall constitute the entire obligation of the Company to the Executive, except that nothing in this Section 6.1 is intended or shall be construed to affect the rights and obligations of the Company, on the one hand, and the Executive, on the other, with respect to any loans, stock warrants, stock pledge arrangements, option plans or other agreements to the extent said rights or obligations survive the Executive’s termination of employment under the provisions of documents relating thereto.

6.2.          Termination of Benefits.  Except for any right of continuation of benefits coverage to the extent provided by COBRA or other applicable law or as otherwise described herein, benefits shall terminate pursuant to the terms of the applicable benefit plans as of the termination date of the Executive’s employment without regard to any severance or other payments to the Executive following such termination date.

6.3           Cessation of Compensation and Benefits.  If the Executive breaches his obligations under this Agreement and/or the Employee Noncompetition, Nondisclosure and Developments Agreement referred to in Section 9 (the “Noncompetition Agreement”), the Executive agrees that the Company may (i) immediately cease payment of all compensation and benefits described in this Agreement and (ii) recover any severance payments (as referenced in Section 5.3(a)(i)-(ii)) paid by the Company to the Executive after the date on which the Executive breached this Agreement or the Noncompetition Agreement, as applicable.  The Executive also agrees that the cessation and recovery of these payments shall be in addition to, and not as an alternative to, any other remedies at law or in equity available to the Company, including the right to seek specific performance or an injunction.

7.             Survival of Certain Provisions.  The obligations of the Executive under the Noncompetition Agreementexpressly survive any termination of the Executive’s employment, regardless of the manner of such termination, or termination of this Agreement.

8.             Withholding; Taxes.  All payments made by the Company under this Agreement shall be subject to and reduced by any federal, state and/or local taxes or other amounts required to be withheld by the Company under any applicable law, and the Company may withhold from any amounts payable to the Executive (including any amounts payable to the Executive pursuant to this Agreement) in order to comply with such withholding obligations.

9.             Other Agreements; Noncompetition Agreement.  The Executive confirms to the Company that entering into this Agreement and his performance of the position and duties described herein do not and will not breach any agreement entered into by the Executive prior to employment with the Company.  The Executive has, or prior to the Effective Date will, provide the Company with a copy of any such agreements.  In addition, the Executive acknowledges that he will be required to sign the Noncompetition Agreement as a condition of his employment with the Company.  A copy of such agreement has been made available to the Executive and his counsel.

10.           Miscellaneous.

10.1.        Assignment.  The Executive shall not assign this Agreement or any interest herein.  The Company may assign this Agreement.  No such assignment shall be deemed a “termination” of the Executive’s employment within the meaning of Section 5.  This Agreement shall inure to the benefit of and be binding upon the Company’s successors and assigns.

10.2         Severability.  In the event that any nonmaterial provision of this Agreement is determined to be legally invalid, the affected provision shall be stricken from the Agreement and the remaining terms of the Agreement shall be enforced so as to give effect to the intention of the parties to the maximum extent practicable.  In the event that any material provision of this Agreement is determined to be legally invalid by a court of competent jurisdiction, the parties hereto, upon returning the consideration exchanged in executing this Agreement, may discontinue performance under this Agreement.

10.3.        Waiver; Amendment.  Any waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision hereof.  In addition, any amendment to or modification of this Agreement or any waiver of any provision hereof must be in writing and signed by the Company.

10.4.        Notices.  All notices, requests and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person or four business days after being deposited in the mail of the United States, postage prepaid, registered or certified, and addressed (a) in the case of the Executive, to the address set forth underneath his signature to this Agreement or (b) in the case of the Company, to the attention of the Board, with a copy to the CEO c/o META Group, Inc.; and/or to such other address as either party may specify by notice to the other.

10.5.        Entire Agreement.  This Agreement, the Noncompetition Agreement, the Stock Plan and the META Group, Inc. Incentive Stock Option Agreement constitute the entire agreement between the Company and the Executive with respect to the terms and conditions of the Executive's employment with the Company and supersede and cancel all prior communications, agreements and understandings, written or oral, between the Executive and the Company with respect to the terms and conditions of the Executive's employment with the Company.

10.6.        Counterparts.  This Agreement may be executed in counterparts, each of which shall be original and all of which together shall constitute one and the same instrument.

10.7.        Governing Law.  This Agreement, the employment relationship contemplated herein and any claim arising from such relationship, whether or not arising under this Agreement, shall be governed by and construed in accordance with the internal laws of the State of Connecticut without giving effect to any choice or conflict of laws provision or rule thereof, and this Agreement shall be deemed to be performable in such State.

10.8.        Consent to Jurisdiction.  The Executive, by his execution hereof, hereby irrevocably submits to the exclusive jurisdiction of the state or federal courts of the State of Connecticut for the purpose of any claim or action arising out of or based upon this Agreement, the Executive’s employment with the Company and/or termination thereof, or relating to the subject matter hereof, and agrees not to commence any such claim or action other than in the above–named courts.

IN WITNESS WHEREOF, this Agreement has been executed by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

META GROUP, INC.

By:	/s/ Dale Kutnick

Name:	Dale Kutnick

Title:	Chief Executive Officer and Chairman

THE EXECUTIVE

/s/ Michael Levine
Michael Levine

ADDRESS:	1204 Timberbrook Drive

Bedminster, NJ 07921